Exhibit 10.3

THIRD AMENDMENT TO LEASE

I.PARTIES AND DATE.

This Third Amendment to Lease (the "Amendment") dated March 16, 2015, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and BIOLASE, INC. (formerly known as Biolase Technology, Inc.), a Delaware corporation (“Tenant”).

II.RECITALS.

On January 10, 2006, Landlord and Tenant entered into a lease for space in a building located at 4 Cromwell, Irvine, California (“Premises”), which lease was amended by a First Amendment to Lease dated September 24, 2009 and by a Second Amendment to Lease dated January 4, 2011.  The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to extend the Lease Term, to adjust the Basic Rent and to make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.MODIFICATIONS.

A.  Basic Lease Provisions.  The Basic Lease Provisions are hereby amended as follows:

1.	Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:
“5. Lease Term: The Term of this Lease shall expire at midnight on

April 30, 2020.”

2.Item 6 is hereby amended by adding the following:

“Commencing May 1, 2015, the Basic Rent shall be Forty Five Thousand Five Hundred Twenty Dollars ($45,520.00) per month, based on $.80 per rentable square foot.
Commencing May 1, 2016, the Basic Rent shall be Forty Seven Thousand Seven Hundred Ninety-Six Dollars ($47,796.00) per month, based on $.84 per rentable square foot.
Commencing May 1, 2017, the Basic Rent shall be Fifty Thousand Seventy Two Dollars ($50,072.00) per month, based on $.88 per rentable square foot.
Commencing May 1, 2018, the Basic Rent shall be Fifty Two Thousand Three Hundred Forty-Eight Dollars ($52,348.00) per month, based on $.92 per rentable square foot.
Commencing May 1, 2019, the Basic Rent shall be Fifty Four Thousand Six Hundred Twenty-Four Dollars ($54,624.00) per month, based on $.96 per rentable square foot.”

B.  Parking.  Section 6.4 of the Lease is hereby amended to provide that Tenant shall not assign or sublet any of the parking spaces, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of the Lease or subletting of the Premises.

C.  Brokers.  Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and CBRE Brokerage Services (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker.  If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker.  By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

D.  Acceptance of Premises; Tenant Improvements.  Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord hereby agrees to complete the Tenant Improvements for the Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.  The foregoing shall not affect any pre-existing obligations under any representations and warranties expressly made by Landlord pursuant to the Lease, but any such representations and warranties shall not be deemed re-made pursuant to this Amendment.

IV.GENERAL.

A.  Effect of Amendments.  The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.  Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.  Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.  Corporate and Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.  Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F. Certified Access Specialist.  As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

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V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:	TENANT:

THE IRVINE COMPANY LLC	BIOLASE, INC.
a Delaware limited liability company	a Delaware corporation

By /s/ Steven M. Case	By /s/ Brendan O’Connell
Steven M. Case, Executive Vice President	Name: Brendan O’Connell
Office Properties	Title: VP Finance / Corporate Controller

By /s/ Michael T. Bennett	By /s/ David Dreyer
Michael T. Bennett, Senior Vice President	Name: David Dreyer
Operations, Office Properties	Title: Chief Financial Officer

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EXHIBIT X

INDUSTRIAL WORK LETTER

DOLLAR ALLOWANCE

[PREAPPROVED PRELIMINARY PLAN]

The tenant improvement work to be contracted for by Landlord hereunder ("Tenant Improvement Work") shall consist of the design and construction of all tenant improvements ("Tenant Improvements”), including work in place as of the date hereof, required for the Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined).  All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below.

I.ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.  Prior to the execution of this Lease, Tenant and Landlord have approved a detailed plan for the Tenant Improvements prepared by H. Hendy Associates, dated December 16, 2014 (“Preliminary Plan”), and (ii) an estimate prepared by Casco Contractors, dated January 5, 2014 of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan (“Preliminary Cost Estimate”).  To the extent applicable, the build-out of the Tenant Improvements shall include Landlord’s building standard tenant improvements, materials and specifications for the Project (“Building Standard Improvements”), except for those additions or variations to Building Standard Improvements expressly approved by Landlord and noted on the Preliminary Plan (any such addition or variation from the Standard Improvements shall be referred to herein as a “Non-Standard Improvement”)

B.  Within 5 business days following any request from Landlord or Landlord’s architect, Tenant shall provide in writing to Landlord or Landlord's architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant's equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, "Programming Information").  Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information.

C.  Following receipt of the Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications for the Tenant Improvements based on the approved Preliminary Plan ("Working Drawings and Specifications"), and Landlord's contractor shall prepare a final construction cost estimate ("Final Cost Estimate") for the Tenant Improvements in conformity with the Working Drawings and Specifications.  Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate.  Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate.  Should Tenant disapprove the Working Drawings and Specifications or the Final Cost Estimate, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions.  Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.

D.  In the event that Tenant requests in writing a revision to the Working Drawings and Specifications ("Change"), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause.  Tenant shall approve or disapprove such change order, if any, in writing within 2 business days following Tenant's receipt of such change order.  If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the Completion Cost attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 business days after delivery of invoices for same, provided however, that the Tenant Contribution must in any event be paid in full prior to Tenant’s commencing occupancy of the Premises.  If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order.  Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant's approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work.

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E.  Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level Landlord has agreed to provide Tenant under this Lease, (iv) would delay construction of the Tenant Improvements, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building,  or (vi) would have an adverse aesthetic impact to the Premises or would cause additional expenses to Landlord in reletting the Premises.

F.  All Standard Tenant Improvements and Non-Standard Improvements shall become the property of Landlord and shall be surrendered with the Premises at the end of the expiration or sooner termination of this Lease, except that Landlord shall have the right, by notice to Tenant given at the time of Tenant’s election of any “Alternate” shown on the approved Preliminary Plan or at the time of Landlord’s approval of any Change,  to require Tenant either: (i) to remove all or any of such Alternate(s) which are elected by Tenant, and all or any of the Tenant Improvements approved by way of such Change(s) requested by Tenant, to repair any damage to the Premises or the Common Area arising from such removal, and to replace any Non-Standard Improvements approved by way of such Change with the applicable Building Standard, or (ii) to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand.  Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease.  It is understood and agreed, however, that Tenant shall not be required to remove or replace any Tenant Improvements shown in the Preliminary Plan.

G.  It is understood that all or a portion of the Tenant Improvements may be done during Tenant’s occupancy of the Premises.  In this regard, Tenant agrees to assume any risk of injury, loss or damage to Tenant to the extent not the result of Landlord’s negligence or willful misconduct.  While Landlord agrees to employ construction practices reasonably intended to minimize disruptions to the operation of Tenant’s business in the Premises, Tenant acknowledges and agrees that some disruptions may occur during the course of construction of the Tenant Improvements, and in no event shall rent abate as the result of the construction of the Tenant Improvements.  Tenant shall pay for and cause Tenant’s furniture and other equipment to be moved as necessary (including disconnecting and reconnecting computers and telecommunications cabling equipment) so as to facilitate the Tenant Improvements Work.

H.  It is further understood and agreed that the Tenant Improvements shall be substantially completed not later than December 31, 2015 to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any portion of the Landlord’s Contribution towards the Tenant Improvements commenced after such date.

I.  Tenant hereby designates Brendan O’Connell (“Tenant’s Construction Representative”), Telephone No. (949) 361-1200, Email: boconnell@biolase.net, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant.  The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not  intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant.   Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.COST OF TENANT IMPROVEMENTS

A.  Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.  Landlord shall pay up to $398,300.00, based on $7.00 per rentable square foot of the Premises ("Landlord's Maximum Contribution"), of the final “Completion Cost” (as defined below).  Tenant acknowledges that the Landlord's Maximum Contribution is intended only as the maximum amount Landlord will pay toward approved Tenant Improvements, and any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution.  In the event the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost ("Landlord's Contribution") shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord's Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Preliminary Plan, Working Drawings and Specifications or request a Change in an effort to apply any unused portion of Landlord's Maximum Contribution.

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In addition to the Landlord’s Maximum Contribution, Landlord shall make available to Tenant an amount not to exceed $284,500.00 (the “Landlord’s Amortizing Contribution”), based on $5.00 per rentable square foot of the Premises, to be utilized towards the Completion Cost. Tenant shall elect in writing whether or not to use the Landlord’s Amortizing Contribution prior to the commencement of the Tenant Improvement Work. The Landlord’s Amortizing Contribution shall be subject to the limitations and restrictions provided in this Work Letter for applications of the Landlord’s Contribution; provided, however, that  any portion of the Landlord’s Amortizing Contribution funded by Landlord towards the Completion Cost shall be amortized over the 60-month Term of the Lease as extended by this Amendment using an interest factor of 7% per annum, and the Basic Rent payable during the 60 months of the Lease Term as extended by this Amendment shall be increased by said amortized payments, retroactive to May 1, 2015. Upon request by Landlord, the amount of such rental adjustment shall be memorialized on a form provided by Landlord.  In the event that the amount of the rental adjustment is finally determined subsequent to May 1, 2015, Tenant shall promptly pay to Landlord a lump sum amount equal to the total accrued sums owing due to the retroactive adjustment.

C.  Tenant shall pay any costs due to inaccurate or incomplete Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution and Landlord’s Amortizing Contribution that Tenant elects to utilize.  The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C. are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.  The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs:  (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work.  The Completion Cost shall also include a construction management fee to be paid to Landlord or to Landlord's management agent in the amount of three percent (3%) of the Completion Cost.  Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.

E.  Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant's Contribution set forth in the approved Preliminary Cost Estimate or in the Final Cost Estimate (once approved by Tenant).  If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, then Tenant shall pay all such additional costs within 10 business days after written demand for same.  The balance of any sums not otherwise paid by Tenant shall be due and payable on or before the commencement of construction.  If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default.

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